Exhibit 21

Subsidiaries of the Registrant

		State of	Percentage
Parent	Subsidiary	Incorporation	of Ownership

Security Federal Corporation	Security Federal Bank	United States	100%

	Security Federal Statutory Trust	South Carolina	100%

Security Federal Bank	Security Federal Insurance, Inc.	South Carolina	100%

	Security Financial Services Corporation	South Carolina	100%